AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 11, 2006, by and between Maplesville Bancorp (“Maplesville”), a corporation organized and existing under the laws of the State of Alabama, and SouthCrest Financial Group, Inc. (“SouthCrest”), a corporation organized and existing under the laws of the State of Georgia.

Preamble

The Boards of Directors of Maplesville and SouthCrest are of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for the merger of Maplesville with and into SouthCrest (the “Merger”). At the effective time of the Merger, and subject to the terms, conditions and limitations set forth herein, the outstanding shares of the capital stock of Maplesville shall be converted into the right to receive cash and shares of the common stock of SouthCrest. As a result, some or all of the Maplesville shareholders shall become shareholders of SouthCrest. The transaction described in this Agreement is subject to the approvals of the shareholders of Maplesville, the Board of Governors of the Federal Reserve System, the Alabama State Banking Department, and the Georgia Department of Banking and Finance, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Immediately following the Closing of the Merger, Peachtree Bank (“Bank”), a financial institution organized under the laws of the states of Alabama and a wholly-owned subsidiary of Maplesville, will remain in existence under its Articles of Incorporation and Bylaws, as in effect immediately prior to the Effective Time, as a wholly-owned subsidiary of SouthCrest.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

ARTICLE 1
TRANSACTION AND TERMS OF MERGER

1.1    Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Maplesville shall be merged with and into SouthCrest in accordance with the provisions of Section 14-2-1101 of the GBCC and Section 10-2B-11.07 of the Alabama Code and with the effect provided in Section 14-2-1106 of the GBCC and Section 10-2B-11.06 of the Alabama Code. SouthCrest shall be the Surviving Corporation resulting from the Merger and the separate existence of Maplesville shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Maplesville and SouthCrest.

1.2    Time and Place of Closing. The Closing will take place at 9:30 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:30 a.m.), or at such other time as the Parties, acting through their Chief Executive Officers, may mutually agree. The place of Closing shall be at the offices of Powell Goldstein LLP, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

1.3    Effective Time. The Merger contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretaries of State of the States of Georgia and Alabama. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Chief Executive Officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the Maplesville shareholders approve this Agreement, or (iii) such later date as may be mutually agreed upon in writing by the Chief Executive Officers of each Party.

1.4    Restructure of Transaction. SouthCrest shall have the right to revise the structure of the Merger contemplated by this Agreement, including substituting a separate entity as the acquiror, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the Maplesville shareholders are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) imposes any less favorable terms or conditions on Maplesville or Maplesville’s shareholders. SouthCrest may revise the structure of the Merger by giving written notice to Maplesville in the manner provided in Section 11.8, which notice shall be in the form of an amendment to this Agreement or in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change and Maplesville agrees to cooperate in all respects and to take any necessary or useful actions with respect thereto.

ARTICLE 2
TERMS OF MERGER

2.1    Articles of Incorporation. The Articles of Incorporation of SouthCrest in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

2.2    Bylaws. The Bylaws of SouthCrest in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

2.3    Directors. The directors of SouthCrest in office immediately prior to the Effective Time and Harvey N. Clapp shall serve as the directors of SouthCrest from and after the Effective Time in accordance with the Bylaws of SouthCrest, until the earlier of their resignation or removal or otherwise ceasing to be a director.

2.4    Officers. The officers of SouthCrest in office immediately prior to the Effective Time shall serve as the officers of SouthCrest from and after the Effective Time in accordance with the Bylaws of SouthCrest.

ARTICLE 3
MANNER OF CONVERTING SHARES

3.1    Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

 (a)    each share of SouthCrest Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

 (b)    (1)    each share of Maplesville Common Stock issued and outstanding at the Effective Time (excluding shares held by SouthCrest or Maplesville or either of their subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by Maplesville shareholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement), shall be exchanged for: (i) 133.03 shares of SouthCrest Common Stock (the “Common Stock Consideration”) and (ii) $2,915.44 in cash (the “Cash Consideration”) (collectively, with the Preferred Stock Consideration, the “Merger Consideration”).

  (2)    each share of Maplesville Preferred Stock issued and outstanding at the Effective Time (excluding shares held by SouthCrest or Maplesville or either of their subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by Maplesville shareholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement), shall be exchanged for 17.01 shares of SouthCrest Common Stock (the “Preferred Stock Consideration”).

 (c)    each share of Maplesville Stock as set forth in Section 3.1(a) of this Agreement shall cease to be outstanding and each holder of a certificate representing any such shares of Maplesville Stock shall cease to have any rights with respect thereto, except the right to receive such holder’s portion of the Merger Consideration and any cash in lieu of fractional shares of SouthCrest Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 4.1 of this Agreement, without interest.

3.2    Anti-Dilution Provisions. In the event SouthCrest changes the number of shares of SouthCrest Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

3.3    Shares Held by Maplesville or SouthCrest. Each of the shares of Maplesville Stock held by any Maplesville Company or any SouthCrest Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

3.4    Dissenting Shareholders. Each holder of shares of Maplesville Common Stock or Maplesville Preferred Stock shall be entitled to exercise dissenters’ rights of appraisal in accordance with and as contemplated by Sections 10-2B-13.01 et seq. of the Alabama Code. Any holder of shares of Maplesville Common Stock or Maplesville Preferred Stock who perfects his dissenter’s right of appraisal in accordance with and as contemplated by Sections 10-2B-13.01 et seq. of the Alabama Code shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Alabama Code and surrendered to the appropriate Party the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of either Party fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such shareholder is entitled under this Article 3 (without interest) upon surrender by such shareholder of his or her certificate or certificates representing the shares of common stock of either Party.

3.5    Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Maplesville Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of SouthCrest Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SouthCrest Common Stock multiplied by $22.75. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.

ARTICLE 4
EXCHANGE OF SHARES

4.1    Exchange Procedures. Within 20 days after the Effective Time, SouthCrest shall, as exchange agent, mail to the former shareholders of Maplesville appropriate transmittal and election materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Maplesville Stock shall pass, only upon proper delivery of such certificates to SouthCrest). After the Effective Time, each holder of shares of Maplesville Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters’ rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to SouthCrest and shall within 20 days after surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Maplesville Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of SouthCrest Common Stock to which such holder may be otherwise entitled (without interest). SouthCrest shall not be obligated to deliver the consideration to which any former holder of Maplesville Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of Maplesville Stock for exchange as provided in this Section 4.1. The certificate or certificates of Maplesville Stock so surrendered shall be duly endorsed as SouthCrest may require. Any other provision of this Agreement notwithstanding, SouthCrest shall not be liable to a holder of Maplesville Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2    Rights of Former Shareholders. At the Effective Time, the stock transfer books of Maplesville shall be closed as to holders of Maplesville Stock immediately prior to the Effective Time, and no transfer of Maplesville Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Maplesville Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of Maplesville shall be entitled to vote after the Effective Time at any meeting of SouthCrest shareholders the number of whole shares of SouthCrest Common Stock into which their respective shares of Maplesville Stock are converted, regardless of whether such holders have exchanged their certificates representing Maplesville Stock for certificates representing SouthCrest Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by SouthCrest on the SouthCrest Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of SouthCrest Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Maplesville Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Maplesville Stock certificate in exchange for SouthCrest Common Stock, both the SouthCrest Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF MAPLESVILLE

No representation or warranty contained in this Article 5 shall be deemed untrue or incorrect, and Maplesville shall not be deemed to have breached a representation or warranty as a consequence of the existence or absence of any fact, event or circumstance, unless such fact, event or circumstance, whether individually or in the aggregate with all other facts, has had or is reasonably likely to have a Material Adverse Effect on Maplesville and is not set forth in the Maplesville Disclosure Schedule or otherwise Previously Disclosed.

Except as Previously Disclosed or disclosed in the document of even date herewith delivered by Maplesville to SouthCrest prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Maplesville Disclosure Schedule”), Maplesville hereby represents and warrants to SouthCrest as follows:

5.1    Organization, Standing and Power. Maplesville is a corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama and is duly registered as a bank holding company under the BHC Act. Maplesville has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. No Maplesville Company owns any property or conducts any business outside of the State of Alabama which would require any of them to be qualified as a foreign corporation in any jurisdiction. Bank is duly organized as a state banking corporation under the laws of the State of Alabama, and its deposits are insured by the FDIC up to applicable limits.

5.2    Authority; No Breach By Agreement.

 (a)    Maplesville has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Maplesville, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Maplesville Common Stock and by the holders of a majority of the outstanding shares of Maplesville Preferred Stock entitled to vote at the Maplesville Meeting. Subject to the Consents of Regulatory Authorities and Maplesville shareholder approval, this Agreement represents a legal, valid and binding obligation of Maplesville, enforceable against Maplesville in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

 (b)    Neither the execution and delivery of this Agreement by Maplesville nor the consummation by Maplesville of the transactions contemplated hereby, nor compliance by Maplesville with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Maplesville’s Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Maplesville Company under, any Contract or Permit of any Maplesville Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(a) and (b) of this Agreement, violate any Law or Order applicable to any Maplesville Company or any of their respective Assets.

 (c)    No notice to, filing with or Consent of any public body or authority is necessary for the consummation by Maplesville of the Merger and the transaction contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) under the HSR Act, and (v) Consents, filings or notifications.

5.3    Capital Stock and Other Securities.

 (a)    The authorized capital stock of Maplesville consists of 3,000 shares of Maplesville Common Stock, $10 par value, and 1,548 shares of Maplesville Preferred Stock, $10 par value and $387 stated value (collectively, the “Maplesville Stock”). As of the date hereof, there were 2,916 shares of Maplesville Common Stock issued, consisting of 2,592 outstanding shares and 324 treasury shares. As of the date hereof, there were 1,548 shares of Maplesville Preferred Stock issued and outstanding. All of the issued and outstanding shares of Maplesville Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the Alabama Code. None of the outstanding shares of capital stock of Maplesville has been issued in violation of any preemptive rights of the current or past shareholders of Maplesville.

(b)    There are no shares of capital stock or other equity securities of Maplesville outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Maplesville or contracts, commitments, understandings or arrangements by which Maplesville is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

(c)     The list of shareholders of Maplesville attached hereto as Exhibit F it true and correct.

5.4    Maplesville’s Subsidiary. Other than Bank, Maplesville has no subsidiaries.

5.5    Financial Statements, etc.

 (a)    Maplesville has Previously Disclosed, and delivered to SouthCrest prior to the execution of this Agreement, copies of all Maplesville Financial Statements for periods ended prior to the date hereof and will deliver to SouthCrest copies of all Maplesville Financial Statements and monthly financial statements for Maplesville prepared subsequent to the date hereof. The Maplesville Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or will be, if dated after the date of this Agreement, in accordance with the books and records of Maplesville, which are or will be, complete and correct and which have been or will have been maintained in accordance with good business practices, and (ii) present or will present fairly the financial position of Maplesville as of the dates indicated and the results of operations, changes in shareholders’ equity and cash flows of Maplesville for the periods indicated. To the Knowledge of Maplesville, (i) the Maplesville Financial Statements do not contain any untrue statement of a fact or omit to state a fact necessary to make the Maplesville Financial Statements not misleading with respect to the periods covered by them and (ii) the Maplesville Financial Statement fairly present, in all respects, the financial condition, results of operations and cash flows of Maplesville as of, and for, the periods covered by them.

(b)    Each Maplesville Company maintains accurate books and records reflecting its respective assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Maplesville and to maintain accountability for Maplesville’s consolidated assets; (iii) access to Maplesville’s consolidated assets is permitted only in accordance with management’s authorization; (iv) the reporting of Maplesville’s consolidated assets is compared with existing assets at regular intervals; (v) accounts, notes and other receivables and inventory are recorded accurately; and (vi) proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

5.6    Absence of Undisclosed Liabilities. No Maplesville Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Maplesville Company, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Maplesville as of December 31, 2005 and March 31, 2006 included in the Maplesville Financial Statements or reflected in the notes thereto. No Maplesville Company has incurred or paid any Liability since March 31, 2006, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Maplesville.

5.7    Absence of Certain Changes or Events. Since March 31, 2006, except as Previously Disclosed, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Maplesville (ii) no Maplesville Company has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Maplesville provided in Article 7 of this Agreement, and (iii) each Maplesville Company has conducted its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

5.8    Tax Matters.

(a)    All Tax returns required to be filed by or on behalf of any Maplesville Company have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 2005, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all returns filed are complete and accurate in all respects to the Knowledge of Maplesville. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit, examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Maplesville Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b)    No Maplesville Company has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Maplesville Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Maplesville.

(c)    Adequate provision for any Taxes due or to become due by any Maplesville Company for the period or periods through and including the date of the respective Maplesville Financial Statements has been made and is reflected on such Maplesville Financial Statements.

(d)    Deferred Taxes of each Maplesville Company has been adequately provided for.

(e)    Each Maplesville Company is in compliance with, and their respective records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(f)     No Maplesville Company has made any payments, is obligated to make any payments or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

(g)    There are no Material Liens with respect to Taxes upon any of the Assets of any Maplesville Company.

(h)    There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of any Maplesville Company that occurred during or after any Taxable Period in which any Maplesville Company incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2005.

(i)     No Maplesville Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

(j)     No Maplesville Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.9    Allowance. The Allowance shown on the consolidated balance sheets of Maplesville included in the most recent Maplesville Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Maplesville included in the Maplesville Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate or more than adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Bank and other extensions of credit by Bank as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Maplesville.

5.10          Assets.

(a)    As of the date hereof, all loans, discounts and financing leases (in which a Maplesville Company is lessor) reflect on the latest Maplesville Financial Statement were, and with respect to the latest Maplesville Financial Statements delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of its consolidated group and are the legal, valid and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) to the extent secured, have been secured, to the knowledge of Maplesville by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of March 31, 2006 and on a monthly basis thereafter, and of the investment portfolios of the Bank as of such date, have been and will be delivered to SouthCrest concurrently with this Agreement. Except as Previously Disclosed, neither Maplesville nor the Bank is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (A) delinquent by more than 30 days in the payment of principal or interest, (B) known by Maplesville to be otherwise in default for more than 30 days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by the Bank, the FDIC, the Federal Reserve Board or the OCC, (D) an obligation of any director, executive officer or 10% shareholder of any Maplesville Company who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

(b)    Except as Previously Disclosed or as disclosed or reserved against in the Maplesville Financial Statements, each Maplesville Company has good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of each Maplesville Company are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each Maplesville Company’s past practices except for deficiencies that are not likely to have individually or in the aggregate a Material Adverse Effect on the Maplesville Companies. All Assets which are Material to the Maplesville Companies’ respective businesses held under leases or subleases by each Maplesville Company, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Management believes that the policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of each Maplesville Company provide adequate coverage against loss or Liability, and the fidelity and blanket bonds in effect as to which the Maplesville Companies are a named insured are, in the reasonable belief of Maplesville’s management, reasonably sufficient. No Maplesville Company has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Maplesville Companies include all assets required to operate the respective businesses of the Maplesville Companies as presently conducted.

5.11          Environmental Matters. To the Knowledge of Maplesville:

(a)    The Maplesville Companies, their respective Participation Facilities and Loan Properties are, and have been, in full compliance with all Environmental Laws.

(b)    There is no Litigation pending or threatened before any court, governmental agency, board, authority or other forum in which the Maplesville Companies or any of their respective Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by the Maplesville Companies or any of their respective Participation Facilities and Loan Properties.

(c)    There is no reasonable basis for any Litigation of a type described in subsection (b).

(d)    During the period of (i) the Maplesville Companies’ ownership or operation of any of their respective current properties, (ii) the Maplesville Companies’ participation in the management of any Participation Facility or (iii) the Maplesville Companies’ holding of a security interest in a Loan Property, there have been no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any Participation Facility or Loan Property.

(e)    There is no asbestos or lead paint in the current properties of any of the Maplesville Companies’ respective properties.

5.12          Compliance with Laws. Each Maplesville Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted. No Maplesville Company:

(a)    is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; nor

(b)    except as Previously Disclosed, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any Maplesville Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, or (iii) requiring any Maplesville Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts the conduct of its businesses, or in any manner relates to their respective capital adequacy, credit or reserve policies, management or the payment of dividends.

5.13          Labor Relations. No Maplesville Company is the subject of any Litigation asserting that any of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel any Maplesville Company to bargain with any labor organization as to wages or conditions of employment, nor is any Maplesville Company a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or threatened, nor is there any activity involving any Maplesville Companies’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.14          Employee Benefit Plans.

 (a)    Maplesville has Previously Disclosed, and delivered or made available to SouthCrest prior to the execution of this Agreement, correct and complete copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Maplesville Company or any company that together therewith is treated as a single employer under Section 414 of the Internal Revenue Code (a “Maplesville ERISA Affiliate”), or with respect to which any Maplesville Company or any Maplesville ERISA Affiliate has any unsatisfied liability whether contingent or otherwise, for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries (collectively, the “Maplesville Benefit Plans”). Each of the Maplesville Benefit Plans which is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Maplesville ERISA Plan.” No Maplesville ERISA Plan is also a “pension plan” (as defined in Treasury Regulations Section 1.401-1(b)(1)(i)). No Maplesville ERISA Plan is or has been a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b)    Maplesville has delivered or made available to SouthCrest prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Maplesville Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Maplesville Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation after December 31, 2005, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Maplesville Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

(c)    All Maplesville Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws and all reports and disclosures relating to the Maplesville Benefit Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries have or will be filed or furnished in a timely manner and in accordance with applicable law. Each Maplesville ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS which remains in effect as to the plan as it may have been amended, and no Maplesville Company is aware of any circumstances likely to reasonably result in revocation of any such favorable determination letter or failure of a Maplesville ERISA Plan intended to satisfy Internal Revenue Code Section 401(a) to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. Each Maplesville Benefit Plan which is subject to Section 401(k) and/or 401(m) of the Internal Revenue Code has been tested for compliance with, and has satisfied the requirements of Section 401(k) and 401(m) for the most recent three plan years. No Maplesville Company nor any Maplesville ERISA Affiliate has engaged in a transaction with respect to any Maplesville Benefit Plan that would subject any Maplesville Company to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Each fiduciary as to each Maplesville Benefit Plan has complied in all respects with the requirements of Section 404 of ERISA.

(d)    Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980 B, no Maplesville Company has any obligations to provide health and life benefits under any of the Maplesville Benefit Plans to former employees, and there are no restrictions on the rights of each Maplesville Company to amend or terminate any such plan without incurring any Liability thereunder.

(e)    Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby solely as a result of such actions, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of the Maplesville Companies from the Maplesville Companies under any Maplesville Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Maplesville Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit. Each Maplesville Benefit Plan can be terminated without liability to any Maplesville Company or any Maplesville ERISA Affiliate or SouthCrest, including without limitation any additional contributions, penalties, premiums, fees or any other charges as a result of such termination. Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened with respect to any Maplesville Benefit Plan, or any trust or other funding agency created thereunder. Each Maplesville Benefit Plan or agreement that is or contains a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code is operated in accordance with the requirements of paragraphs (2), (3), and (4) of Section 409A(a)(1)(A)(i).

(f)     Each Maplesville Company and all Maplesville ERISA Affiliates have made full and timely payment of, or has accrued pending full and timely payment, all amounts which are required under the terms of each of the Maplesville Benefit Plan and in accordance with applicable laws to be paid contribution to each Maplesville Benefit Plan. The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of directors and employees and former directors and employees of the Maplesville Companies and their respective beneficiaries have been fully reflected on the Maplesville Financial Statements to the extent required by and in accordance with GAAP.

(g)    No payment or benefit made, to be made or due to any participant under a Maplesville Benefit Plan, or other arrangement on account of the transactions contemplated hereunder will be deemed to constitute an "excess parachute payment" within the meaning of Internal Revenue Code Section 280G and the regulations promulgated thereunder unless such payment receives shareholder approval as required by the Internal Revenue Code.

5.15         Material Contracts. Except as Previously Disclosed or otherwise reflected in the Maplesville Financial Statements, no Maplesville Company nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Maplesville Company or the guarantee by any Maplesville Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, letters of credit and Contracts relating to borrowings or guarantees made in the ordinary course of business), or (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to an Maplesville Regulatory Report filed by Maplesville with any Regulatory Authority as of the date of this Agreement and that has not been filed by Maplesville with any Regulatory Authority as an exhibit to any Maplesville Regulatory Report for the fiscal year ended December 31, 2005 (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “Maplesville Contracts”). With respect to each Maplesville Contract, (i) the Contract is in full force and effect, (ii) no Maplesville Company is in Default thereunder, (iii) no Maplesville Company has repudiated or waived any provision of any such Contract, and (iv) no other party to any such Contract is in Default in any respect, or has repudiated or waived any provision thereunder. Except as Previously Disclosed, all of the indebtedness of the Maplesville Companies for money borrowed is prepayable at any time by the Maplesville Companies without penalty or premium.

5.16          Legal Proceedings. Except as Previously Disclosed, there is no Litigation instituted or pending, or, to the Knowledge of Maplesville, threatened against any Maplesville Company, or against any Asset, interest or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any Maplesville Company.

5.17          Reports. The Maplesville Companies have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities and any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a fact or omit to state a fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.18          Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Maplesville Company or any Affiliate thereof to SouthCrest pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of fact or will omit to state a fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Maplesville Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Maplesville shareholders in connection with the Maplesville Meeting, and any other documents to be filed by a Maplesville Company or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Maplesville, be false or misleading with respect to any fact, or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Maplesville Meeting, be false or misleading with respect to any fact, or omit to state any fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such shareholder’s meeting. All documents that any Maplesville Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all respects with the provisions of applicable Law.

5.19         Tax and Regulatory Matters. No Maplesville Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section.

5.20          Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Maplesville’s own account, or for the account of any Maplesville Company or its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

5.21          Insurance Claims. Since December 31, 2000, the Maplesville Companies have made no claim under their directors and officers insurance policy or fidelity bond.

5.22         Bank Secrecy Act. The Bank has complied in all respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and the Bank has timely filed all reports of suspicious activity and currency transaction reports, including those required under 12 C.F.R. § 21.11.

5.23          Brokers and Finders. Except for Maplesville Financial Advisor, neither the Maplesville Companies nor any of their respective officers, directors, employees or Representatives has employed any broker, finder or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other fees in connection with this Agreement or the transactions contemplated hereby.

5.24          Loans to Executive Officers and Directors. The Maplesville Companies have not, since January 1, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Seller, except as permitted by Federal Reserve Regulation O.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SOUTHCREST

No representation or warranty contained in this Article 6 shall be deemed untrue or incorrect, and SouthCrest shall not be deemed to have breached a representation or warranty as a consequence of the existence or absence of any fact, event or circumstance, unless such fact, event or circumstance, whether individually or in the aggregate with all other facts, has had or is reasonably likely to have a Material Adverse Effect on SouthCrest and is not set forth in the SouthCrest Disclosure Schedule or otherwise Previously Disclosed.

Except as Previously disclosed or disclosed in the document of even date herewith delivered by SouthCrest to Maplesville prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “SouthCrest Disclosure Schedule”), SouthCrest hereby represents and warrants to Maplesville as follows:

6.1    Organization, Standing and Power. SouthCrest is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act. The banking subsidiaries of SouthCrest are duly organized and their deposits are insured by the FDIC up to applicable limits. SouthCrest has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. No SouthCrest Company owns any property or conducts any business outside the State of Georgia which would require any of them to be qualified as a foreign corporation in any jurisdiction.

6.2    Authority; No Breach By Agreement.

(a)    SouthCrest has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SouthCrest. Subject to the Consents of Regulatory Authorities, this Agreement represents a legal, valid and binding obligation of SouthCrest, enforceable against SouthCrest in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)    Neither the execution and delivery of this Agreement by SouthCrest, nor the consummation by SouthCrest of the transactions contemplated hereby, nor compliance by SouthCrest with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SouthCrest’s Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SouthCrest Company under, any Contract or Permit of any SouthCrest Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1 (a) and (b) of this Agreement, violate any Law or Order applicable to any SouthCrest Company or any of their respective Assets.

(c)    No notice to, filing with or Consent of any public body or authority is necessary for the consummation by SouthCrest of the Merger and the transaction contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) under the HSR Act, and (v) Consents, filings or notifications.

6.3    Capital Stock and Other Securities.

(a)    The authorized capital stock of SouthCrest consists of 10,000,000 shares of SouthCrest Common Stock. As of the date hereof, there were 3,581,193 shares of SouthCrest Common Stock issued and outstanding. As of the date hereof, options to purchase up to 183,500 shares of SouthCrest common stock were outstanding. All of the issued and outstanding shares of SouthCrest Common Stock are, and all of the shares of SouthCrest Common Stock to be issued in exchange for shares of Maplesville Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of SouthCrest Common Stock has been, and none of the shares of SouthCrest Common Stock to be issued in exchange for shares of Maplesville Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of SouthCrest.

(b)    Except as set forth in Section 6.3(a) of this Agreement, or as Previously Disclosed, as of the date of this Agreement, there are no shares of capital stock or other equity securities of SouthCrest outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of SouthCrest or contracts, commitments, understandings or arrangements by which SouthCrest is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

6.4    SouthCrest’s Subsidiaries. Other than Bank of Upson and The First National Bank of Polk County, SouthCrest has no subsidiaries.

6.5    Financial Statements, etc.

(a)    SouthCrest has Previously Disclosed, and delivered to Maplesville prior to the execution of this Agreement, copies of all SouthCrest Financial Statements for periods ended prior to the date hereof and will deliver to Maplesville copies of all SouthCrest Financial Statements and monthly financial statements for SouthCrest prepared subsequent to the date hereof. The SouthCrest Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or will be, if dated after the date of this Agreement, in accordance with the books and records of SouthCrest, which are or will be, materially complete and correct and which have been or will have been maintained in accordance with good business practices, and (ii) present or will present fairly the financial position of SouthCrest as of the dates indicated and the results of operations, changes in shareholders’ equity and cash flows of SouthCrest for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring period-end adjustments that are not Material). To the Knowledge of SouthCrest, (i) the SouthCrest Financial Statements do not contain any untrue statement of a fact or omit to state a fact necessary to make the SouthCrest Financial Statements not misleading with respect to the periods covered by them and (ii) the SouthCrest Financial Statement fairly present, in all respects, the financial condition, results of operations and cash flows of SouthCrest as of, and for, the periods covered by them.

(b)    SouthCrest maintains accurate books and records reflecting its respective assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of SouthCrest and to maintain accountability for SouthCrest’s consolidated assets; (iii) access to SouthCrest’s consolidated assets is permitted only in accordance with management’s authorization; (iv) the reporting of SouthCrest’s consolidated assets is compared with existing assets at regular intervals; (v) accounts, notes and other receivables and inventory are recorded accurately; and (vi) proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

6.6    Absence of Undisclosed Liabilities. No SouthCrest Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any SouthCrest Company, except Liabilities which are accrued or reserved against in the consolidated balance sheets of SouthCrest as of December 31, 2005 and March 31, 2006 included in the SouthCrest Financial Statements or reflected in the notes thereto. No SouthCrest Company has incurred or paid any Liability since March 31, 2006, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthCrest.

6.7    Absence of Certain Changes or Events. Since March 31, 2006, except as Previously Disclosed, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthCrest, and (ii) no SouthCrest Company has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a breach or violation of any of the covenants and agreements of SouthCrest provided in Article 7 of this Agreement, and (iii) each SouthCrest Company has conducted it respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

6.8    Tax Matters.

 (a)    All Tax returns required to be filed by or on behalf of any SouthCrest Company have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 2005, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all returns filed are complete and accurate in all respects to the Knowledge of SouthCrest. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit, examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the SouthCrest Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

 (b)   No SouthCrest Company has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any SouthCrest Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthCrest.

 (c)    Adequate provision for any Taxes due or to become due by any SouthCrest Company for the period or periods through and including the date of the respective SouthCrest Financial Statements has been made and is reflected on such SouthCrest Financial Statements.

 (d)    Deferred Taxes of each SouthCrest Company has been provided for in accordance with GAAP. Each SouthCrest Company has adopted Financial Accounting Standards Board Statement 109, “Accounting for Income Taxes.”

 (e)    Each SouthCrest Company is in compliance with, and their respective records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

 (f)    No SouthCrest Company has made any payments, is obligated to make any payments or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

 (g)   There are no Material Liens with respect to Taxes upon any of the Assets of any SouthCrest Company.

 (h)    There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of any SouthCrest Company that occurred during or after any Taxable Period in which any SouthCrest Company incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2005.

 (i)    No SouthCrest Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

 (j)    No SouthCrest Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

6.9    Allowance. The Allowance shown on the consolidated balance sheets of SouthCrest included in the most recent SouthCrest Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of SouthCrest included in the SouthCrest Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate or more than adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the SouthCrest Companies and other extensions of credit by the SouthCrest Companies as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on SouthCrest.

6.10          Assets.

 (a)   As of the date hereof, all loans, discounts and financing leases (in which a SouthCrest Company is lessor) reflect on the latest SouthCrest Financial Statement were, and with respect to the latest SouthCrest Financial Statements delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of its consolidated group and are the legal, valid and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) to the extent secured, have been secured, to the knowledge of SouthCrest by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of March 31, 2006 and on a monthly basis thereafter, and of the investment portfolios of the Bank as of such date, have been and will be delivered to Maplesville concurrently with this Agreement. Except as Previously Disclosed, neither SouthCrest nor any SouthCrest Company is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (A) delinquent by more than 30 days in the payment of principal or interest, (B) known by SouthCrest to be otherwise in default for more than 30 days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by the Bank, the FDIC, the Federal Reserve Board or the OCC, (D) an obligation of any director, executive officer or 10% shareholder of any SouthCrest Company who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

(b)    Except as Previously Disclosed or as disclosed or reserved against in the SouthCrest Financial Statements, each SouthCrest Company has good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of each SouthCrest Company are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each SouthCrest Company’s past practices except for deficiencies that are not likely to have individually or in the aggregate a Material Adverse Effect on the SouthCrest Companies. All Assets which are Material to the SouthCrest Companies’ respective businesses held under leases or subleases by each SouthCrest Company, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Management believes that the policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of each SouthCrest Company provide adequate coverage against loss or Liability, and the fidelity and blanket bonds in effect as to which the SouthCrest Companies are a named insured are, in the reasonable belief of SouthCrest’s management, reasonably sufficient. No SouthCrest Company has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the SouthCrest Companies include all assets required to operate the respective businesses of the SouthCrest Companies as presently conducted.

6.11          Environmental Matters. To the Knowledge of SouthCrest,

 (a)   The SouthCrest Companies, their respective Participation Facilities and Loan Properties are, and have been, in full compliance with all Environmental Laws.

 (b)   There is no Litigation pending or threatened before any court, governmental agency, board, authority or other forum in which the SouthCrest Companies or any of their respective Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by the SouthCrest Companies or any of their respective Participation Facilities and Loan Properties.

 (c)   There is no reasonable basis for any Litigation of a type described in subsection (b).

 (d)   During the period of (i) the SouthCrest Companies’ ownership or operation of any of their respective current properties, (ii) the SouthCrest Companies’ participation in the management of any Participation Facility or (iii) the SouthCrest Companies’ holding of a security interest in a Loan Property, there have been no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any Participation Facility or Loan Property.

 (e)   There is no asbestos or lead paint in the current properties of any of the SouthCrest Companies’ respective properties.

6.12          Compliance with Laws. Each SouthCrest Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted. No SouthCrest Company:

 (a)   is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; nor

 (b)   except as Previously Disclosed, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any SouthCrest Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, or (iii) requiring any SouthCrest Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its businesses, or in any manner relates to their respective capital adequacy, credit or reserve policies, management or the payment of dividends.

6.13          Labor Relations. No SouthCrest Company is the subject of any Litigation asserting that any of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel any SouthCrest Company to bargain with any labor organization as to wages or conditions of employment, nor is any SouthCrest Company a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or threatened, nor is there any activity involving any SouthCrest Companies’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

6.14          Employee Benefit Plans.

 (a)   SouthCrest has Previously Disclosed, and delivered or made available to Maplesville prior to the execution of this Agreement, correct and complete copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any SouthCrest Company or any company that together therewith is treated as a single employer under Section 414 of the Internal Revenue Code (a “SouthCrest ERISA Affiliate”), or with respect to which any SouthCrest Company or any SouthCrest ERISA Affiliate has any unsatisfied liability whether contingent or otherwise, for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries (collectively, the “SouthCrest Benefit Plans”). Each of the SouthCrest Benefit Plans which is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “SouthCrest ERISA Plan.” No SouthCrest ERISA Plan is also a “pension plan” (as defined in Treasury Regulations Section 1.401-1(b)(1)(i)). No SouthCrest ERISA Plan is or has been a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

 (b)   SouthCrest has delivered or made available to Maplesville prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such SouthCrest Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such SouthCrest Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation after December 31, 2005, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any SouthCrest Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any modifications thereto.

 (c)   All SouthCrest Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws and all reports and disclosures relating to the SouthCrest Benefit Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries have or will be filed or furnished in a timely manner and in accordance with applicable law. Each SouthCrest ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS which remains in effect as to the plan as it may have been amended, and no SouthCrest Company is aware of any circumstances likely to reasonably result in revocation of any such favorable determination letter or failure of a SouthCrest ERISA Plan intended to satisfy Internal Revenue Code Section 401(a) to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. Each SouthCrest Benefit Plan which is subject to Section 401(k) and/or 401(m) of the Internal Revenue Code has been tested for compliance with, and has satisfied the requirements of Section 401(k) and 401(m) for the most recent three plan years. No SouthCrest Company nor any SouthCrest ERISA Affiliate has engaged in a transaction with respect to any SouthCrest Benefit Plan that would subject any SouthCrest Company to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Each fiduciary as to each SouthCrest Benefit Plan has complied in all respects with the requirements of Section 404 of ERISA.

 (f)    Except as Previously Disclosed or as otherwise required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980 B, no SouthCrest Company has any obligations to provide health and life benefits under any of the SouthCrest Benefit Plans to former employees, and there are no restrictions on the rights of each SouthCrest Company to amend or terminate any such plan without incurring any Liability thereunder.

 (g)   Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby solely as a result of such actions, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of the SouthCrest Companies from the SouthCrest Companies under any SouthCrest Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any SouthCrest Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit. Each SouthCrest Benefit Plan can be terminated without liability to any SouthCrest Company or any SouthCrest ERISA Affiliate or SouthCrest, including without limitation any additional contributions, penalties, premiums, fees or any other charges as a result of such termination. Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened with respect to any SouthCrest Benefit Plan, or any trust or other funding agency created thereunder. Each SouthCrest Benefit Plan or agreement that is or contains a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code is operated in accordance with the requirements of paragraphs (2), (3), and (4) of Section 409A(a)(1)(A)(i).

 (h)   Each SouthCrest Company and all SouthCrest ERISA Affiliates have made full and timely payment of, or has accrued pending full and timely payment, all amounts which are required under the terms of each of the SouthCrest Benefit Plan and in accordance with applicable laws to be paid contribution to each SouthCrest Benefit Plan. The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of directors and employees and former directors and employees of the SouthCrest Companies and their respective beneficiaries have been fully reflected on the SouthCrest Financial Statements to the extent required by and in accordance with GAAP.

6.15         Material Contracts. Except as Previously Disclosed or otherwise reflected in the SouthCrest Financial Statements, no SouthCrest Company nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any SouthCrest Company or the guarantee by any SouthCrest Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, letters of credit and Contracts relating to borrowings or guarantees made in the ordinary course of business), or (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to an SouthCrest Regulatory Report filed by SouthCrest with any Regulatory Authority as of the date of this Agreement and that has not been filed by SouthCrest with any Regulatory Authority as an exhibit to any SouthCrest Regulatory Report for the fiscal year ended December 31, 2005 (together with all Contracts referred to in Sections 6.10 and 6.14(a) of this Agreement, the “SouthCrest Contracts”). With respect to each SouthCrest Contract, (i) the Contract is in full force and effect, (ii) no SouthCrest Company is in Default thereunder, (iii) no SouthCrest Company has repudiated or waived any provision of any such Contract, and (iv) no other party to any such Contract is in Default in any respect, or has repudiated or waived any provision thereunder. Except as Previously Disclosed, all of the indebtedness of the SouthCrest Companies for money borrowed is prepayable at any time by the SouthCrest Companies without penalty or premium.

6.16          Legal Proceedings. Except as Previously Disclosed, there is no Litigation instituted or pending, or, to the Knowledge of SouthCrest, threatened against any SouthCrest Company, or against any Asset, interest or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any SouthCrest Company.

6.17          Reports.

(a)            The SouthCrest Companies have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities and any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a fact or omit to state a fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)            Since January 1, 2003, each SouthCrest Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, including but not limited to, Forms 10-KSB, Forms 10-QSB, Forms 8-K and Proxy Statements. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including, without limitation, all certifications required pursuant to 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the SouthCrest SEC reports. As of its respective date, each such report and document did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.18          Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any SouthCrest Company or any Affiliate thereof to Maplesville pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of fact or will omit to state a fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any SouthCrest Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Maplesville shareholders in connection with the Maplesville Meeting, and any other documents to be filed by any SouthCrest Company or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Maplesville, be false or misleading with respect to any fact, or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Maplesville Meeting, be false or misleading with respect to any fact, or omit to state any fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such shareholder’s meeting. All documents that any SouthCrest Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all respects with the provisions of applicable Law.

6.19         Tax and Regulatory Matters. No SouthCrest Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section 9.1(b).

6.20          State Takeover Laws. SouthCrest has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination” or other state takeover Law.

6.21          Articles of Incorporation Provisions. SouthCrest has taken all actions so that the entering into of this Agreement and the consummation of the Merger contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of the SouthCrest Companies (other than voting, dissenters’ rights of appraisal or other similar rights) or restrict or impair the ability of Maplesville or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the SouthCrest Common Stock that may be acquired or controlled by it.

6.22         Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for SouthCrest’s own account, or for the account of any SouthCrest Company or its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

6.23          Insurance Claims. Since December 31, 2000, the SouthCrest Companies have made no claim under their directors and officers insurance policy or fidelity bond.

6.24         Bank Secrecy Act. The SouthCrest Companies have complied in all respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and the SouthCrest Companies have timely filed all reports of suspicious activity and currency transaction reports, including those required under 12 C.F.R. § 21.11.

6.25         Brokers and Finders. Neither the SouthCrest Companies nor any of their respective officers, directors, employees or Representatives has employed any broker, finder or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other fees in connection with this Agreement or the transactions contemplated hereby.

6.26          Loans to Executive Officers and Directors. The SouthCrest Companies have not, since January 1, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Seller, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation O.

6.27          Eligibility to Register Shares on Form S-3. SouthCrest is eligible to register the shares of SouthCrest Common Stock to be issued as Merger Consideration for resale by the Maplesville shareholders on Form S-3 pursuant to the rules and regulations of the SEC.

ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1            Affirmative Covenants of Maplesville. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of SouthCrest shall have been obtained, and except as otherwise contemplated herein, Maplesville agrees: (i) to operate its business and cause any Maplesville Company to operate its business in the usual, regular and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2    Negative Covenants of Maplesville. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Maplesville covenants and agrees that any Maplesville Company will not do or agree or commit to do, any of the following without the prior written consent of the Chief Executive Officer of SouthCrest, which consent shall not be unreasonably withheld:

 (a)   amend the Articles of Incorporation, Bylaws or other governing instruments of Maplesville or the Articles of Association, Bylaws or other governing instruments of any Maplesville Company; or

 (b)   incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of any Maplesville Company consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of any Maplesville Company held by the Maplesville Companies of any Lien or permit any such Lien to exist other than in connection with deposits, repurchase agreements, bankers’ acceptances, Federal Home Loan Bank advances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that have been Previously Disclosed; or

 (c)   repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Maplesville Company, or declare or pay any dividend or make any other distribution in respect of any Maplesville Company capital stock, except that Maplesville shall pay dividends on the Maplesville Preferred Stock in accordance with its terms and dividends on Maplesville Common Stock on or about July 1, 2006 in the amount of $50.00 per share, and if the Effective Time has not yet occurred, to shareholders of record on October 17, 2006 in the amount of $25.00 per share and to shareholders of record on January 17, 2007 in the amount of $25.00 per share; or

 (d)   except for this Agreement, or as Previously Disclosed, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Maplesville Common or Preferred Stock, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock; or

 (e)   adjust, split, combine or reclassify any capital stock of Maplesville or issue or authorize the issuance of any other securities in respect of or in substitution for shares of either Maplesville Common or Preferred Stock or Bank’s common stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

 (f)    acquire direct or indirect control over any real property, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Maplesville in its fiduciary capacity; or

 (g)   except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of 15 years or less, or of mortgage-backed securities of maturity or grade consistent with past practices Previously Disclosed, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person other than any Maplesville Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new, wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

 (h)   grant any increase in compensation or benefits to the employees or officers of any Maplesville Company (including such discretionary increases as may be contemplated by existing employment agreements) exceeding 5% individually or in the aggregate on an annual basis, except in accordance with past practice Previously Disclosed or as required by Law, pay any bonus other than pursuant to a written policy or Contract in effect on the date of this Agreement and Previously Disclosed enter into or amend any severance agreements with officers of any Maplesville Company, grant any increase in fees or other increases in compensation or other benefits to directors of any Maplesville Company except in accordance with past practice Previously Disclosed; or

 (i)    enter into or amend any employment Contract between any Maplesville Company and any Person (unless such amendment is required by Law) that any Maplesville Company, as the case may be, does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

 (j)    adopt any new employee benefit plan of any Maplesville Company or make any Material change in or to any existing employee benefit plans of any Maplesville Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

 (k)   make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws, regulatory accounting requirements or GAAP; or

 (l)    commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Maplesville Company for money damages in excess of $25,000 or Material restrictions upon the operations of any Maplesville Company; or

 (m)          except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims; or

(n)    make any loan or extension of credit to any borrower of any Maplesville Company in excess of an aggregate of $1 million; or

(o)    make any Material election with respect to Taxes.

7.3    Affirmative Covenants of SouthCrest. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of Maplesville shall have been obtained, and except as otherwise contemplated herein, SouthCrest agrees: (i) to operate its business and cause any SouthCrest Company to operate its business in the usual, regular and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

7.4    Negative Covenants of SouthCrest. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, SouthCrest covenants and agrees that SouthCrest will not take, without the prior written consent of the Chief Executive Officer of Maplesville, which consent shall not be unreasonably withheld, any action which would materially impair its ability to obtain regulatory approval or would delay consummation of this transaction.

7.5    Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties or covenants contained herein and to use its reasonable efforts to prevent or promptly to remedy the same.

7.6    Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Regulatory Authorities, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring period-end adjustments that are not Material). As of their respective dates, such reports filed with the Regulatory Authorities will comply in all Material respects with applicable Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1    Shareholder Approvals. Maplesville shall take, in accordance with applicable Law and its Articles of Incorporation and Bylaws, all action necessary to convene the Maplesville Meeting to consider and vote upon the approval of this Agreement, any payments which constitute a parachute payment under Section 280G, and any other matters required to be approved by Maplesville shareholders for consummation of the Merger, as promptly as practicable. The Board of Directors of Maplesville shall (subject to compliance with its fiduciary duties as advised by counsel) unanimously recommend such approval to its shareholders, and the Board of Directors of Maplesville (subject to compliance with its fiduciary duties as advised by counsel) shall use its best efforts to obtain such approval by its shareholders.

8.2    Securities Law Matters. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the shares of SouthCrest Common Stock to be issued in exchange for Maplesville Stock in connection with the Merger to be exempt from registration under the 1933 Act and any applicable state securities laws. As soon as reasonably practicable upon the execution hereof, SouthCrest shall prepare a private placement memorandum with respect to the securities to be issued to the shareholders of Maplesville pursuant to the terms of this Agreement. The private placement memorandum shall be included as part of the proxy statement to be provided to Maplesville shareholders in connection with their special meeting to be held for the purpose of approving the terms of this Agreement. Maplesville shall cooperate in the preparation of the private placement memorandum and shall furnish all information concerning it as SouthCrest may reasonably request.

8.3    Applications. SouthCrest shall promptly prepare and file, and the Maplesville Companies shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. SouthCrest shall permit the Maplesville Companies to review (and approve with respect to information relating to the Maplesville Companies) such applications prior to filing same.

8.4    Filings with State Office. Upon the terms and subject to the conditions of this Agreement, SouthCrest shall execute and file the Articles of Merger with the Secretaries of State of the States of Georgia and Alabama in connection with the Closing.

8.5    Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take all actions, and to do all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6    Investigation and Confidentiality.

 (a)   Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transaction contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

 (b)   Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all Confidential Information furnished to it by any other Party concerning its and its Subsidiaries’ businesses, operations and financial condition except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such Confidential Information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises such Party is legally required to be disclosed; provided that such disclosing Party use its best efforts to preserve the confidentiality of such Confidential Information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information by such tribunal. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing Confidential Information received from the other Party.

 (c)   Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

 (d)   Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

 (e)   Notwithstanding Section 8.6(b) or any other written or oral understanding or agreement to which the Parties are parties or by which they are bound, the Parties acknowledge and agree that any obligations of confidentiality contained herein and therein that relate to the tax treatment and tax structure of the Merger (and any related transaction or arrangements) have not applied from the commencement of discussions between the Parties and will not hereafter apply to the Parties; and each Party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Merger and all materials of any kind that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, however, that each Party recognizes that the other Party has a right to maintain, in its sole discretion, any privilege that would protect the confidentiality of a communication relating to the Merger, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code and that such privilege is not intended to be affected by the foregoing. These principles are meant to be interpreted so as to prevent the Merger from being treated as offered under “conditions of confidentiality” within the meaning the Treasury Regulations promulgated under Internal Revenue Code Sections 6011 and 6111(d)(2).

8.7    Press Releases. Prior to the Effective Time, Maplesville and SouthCrest shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.8    Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, neither Party nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, the “Representatives”) retained by such Party shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal by any Person, or provide any Confidential Information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Except to the extent necessary to comply with the fiduciary duties of such Party’s Board of Directors as determined by such Party’s Board of Directors after consulting with and considering the advice of counsel, neither Party nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but any Party may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel; provided that such Party shall promptly advise the other Party verbally and in writing following the receipt of any Acquisition Proposal and the Material details thereof. Each Party shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

8.9    Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10          Employee Benefits and Contracts. Following the Effective Time for a period of at least twelve (12) months, SouthCrest shall provide generally to officers and employees of the Maplesville Companies, who at or after the Effective Time become employees of a SouthCrest Company (collectively, “New SouthCrest Employees”), employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially similar to those provided by the Maplesville Companies to their employees immediately prior to the Effective Time. Subject to the requirements of the immediately succeeding sentence, SouthCrest may apply any pre-existing condition exclusion or waiting period under any SouthCrest employee health plan for which any employees and/or officers and dependents covered by Maplesville Benefit Plans as of Closing shall become eligible but that portion of any such existing condition exclusion or waiting period shall not be enforced to the extent it exceeds in duration to the corresponding provision in effect under the Maplesville Benefit Plans immediately prior to the Closing. For purposes of participation, vesting and benefit accrual under all qualified benefit plans, the service of the employees of the Maplesville Companies prior to the Effective Time shall be treated as service with the SouthCrest Companies participating in all qualified benefit plans. SouthCrest shall credit New SouthCrest Employees for amounts paid under Maplesville Benefit Plans for the plan year including the Effective Time for purposes of applying deductibles, co-payments and out of pocket maximums under the SouthCrest Benefit Plans.

8.11         D&O Coverage. At the Effective Time and subject to applicable Law, SouthCrest will provide directors and officers insurance coverage for Maplesville Companies’ directors and officers either, at SouthCrest’s election, (i) by purchasing continuation coverage under Maplesville’s current policy for directors and officers for a period not less than three years after the Effective Time, or (ii) if SouthCrest’s current directors’ and officers’ policy provides substantially similar coverage as Maplesville’s current policy, obtain coverage under SouthCrest’s current policy to provide coverage for Maplesville’s directors and officers on a prior acts basis for a period not less than three years prior to the Effective Time.

8.12          Indemnification.

(a)    SouthCrest or a SouthCrest Subsidiary shall, in accordance with the Maplesville Companies articles of incorporation and bylaws as of the date hereof, indemnify, defend and hold harmless all individuals who are directors, officers and employees of Maplesville Companies as of the date hereof (each, an “Indemnified Party”) after the Effective Time against all costs, fees or expenses (including reasonable attorneys’ fees), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Litigation as incurred, in connection with any claim, action or proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the maximum extent allowable under the Alabama Code. Without limiting the foregoing, in any case in which approval of SouthCrest or a SouthCrest Subsidiary is required to effectuate any indemnification, SouthCrest shall direct or cause a SouthCrest Subsidiary to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between SouthCrest and the Indemnified Party. SouthCrest shall, and shall cause all other relevant SouthCrest Subsidiaries, to apply such rights of indemnification in good faith and to the fullest extent possible by applicable law.

 (b)   If SouthCrest or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of SouthCrest shall assume the obligations set forth in this Section 8.12.

 (c)   The provisions of this Section 8.12 are intended to be for the benefit of and shall be enforceable by each Indemnified Party, his or her heirs and representatives.

8.13          S-3 Registration. SouthCrest shall use its reasonable best efforts to prepare and file the Registration Statement with the SEC within thirty (30) days after the Effective Time, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and to remain effective for a period of one (1) year following the Closing. SouthCrest shall take any action required to be taken under the applicable state Blue Sky or securities laws in connection with the resale of the shares of SouthCrest Common Stock upon consummation of the Merger. Maplesville shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as SouthCrest may reasonably request in connection with such action. SouthCrest and Maplesville shall make all necessary filings with respect to the Merger under the Securities Laws. Without limiting SouthCrest’s obligation to prepare and file the Registration Statement as provided in this Section 8.13, as long as any current holder of Maplesville Stock continues to own any of the SouthCrest Common Stock received pursuant to this Agreement as to which transfer restrictions have not expired, SouthCrest will take such actions as any such holder may reasonably request to enable the holder to sell in compliance with Rule 144 of the 1933 Act (or any similar substitute rule adopted by the SEC) such SouthCrest Common Stock, including without limitation, filing all reports required to be filed by SouthCrest under Section 13 or 15(d) of the 1934 Act and the rules and regulations adopted by the SEC thereunder, so as to comply with the current public information requirements of SEC Rule 144(c)(1).

8.14          Bank-Owned Life Insurance and Split-Dollar Agreements. SouthCrest shall use its reasonable best efforts to maintain the bank-owned life insurance policies with respect to Harvey N. Clapp and Clement M. Clapp in the amounts contracted for as of the date of this Agreement. SouthCrest may seek the most suitable company to provide such insurance as long as the benefits paid to the insured’s beneficiaries are not reduced. All benefits for all of such bank-owned life insurance policies shall be paid to the insured’s beneficiaries in accordance with the terms of the Life Insurance Endorsement Method Split Dollar Plan Agreement, dated September 26, 2002, between Peachtree Bank and Clement M. Clapp and the Life Insurance Endorsement Method Split Dollar Plan Agreement, dated September 26, 2002, between Peachtree Bank and Harvey N. Clapp.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1    Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

 (a)   Shareholder Approvals. The shareholders of Maplesville shall have approved this Agreement and the consummation of the Merger as and to the extent required by Law and by the provisions of any of its governing instruments.

 (b)   Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable judgment of the Board of Directors of either of the Parties would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

 (c)   Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either of the Parties would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

 (d)   Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

 (e)   Tax Matters. Each of the parties shall have received a written opinion of counsel from Powell Goldstein LLP in form reasonably satisfactory to each of them (the “Tax Opinion”), substantially to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Maplesville Common Stock for SouthCrest Common Stock will not give rise to gain or loss to the shareholders of Maplesville with respect to such exchange (except to the extent of any cash received), and (iii) neither of Maplesville nor SouthCrest will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code. In rendering such Tax Opinion, Powell Goldstein LLP shall be entitled to rely upon representations of officers of Maplesville and SouthCrest reasonably satisfactory in form and substance to such counsel.

 (f)    Employment Agreements. Harvey N. Clapp and Clem M. Clapp shall have entered into the employment agreements with Bank in substantially the form set forth in Exhibits B and C to this Agreement and shall have terminated any existing employment agreements with the Maplesville Companies.

9.2    Conditions to Obligations of SouthCrest. The obligations of SouthCrest to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SouthCrest pursuant to Section 11.6(a) of this Agreement:

 (a)   Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Maplesville as set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Maplesville set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect). There shall not exist inaccuracies in the representations and warranties of Maplesville set forth in this Agreement (excluding the representations and warranties set forth in Section 5.3) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on Maplesville or would reasonably likely result in SouthCrest’s inability to comply with the Sarbanes-Oxley Act of 2005; provided that, for purposes of this sentence only, those representations and warranties which are qualified by referenced to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

 (b)   Performance of Agreements and Covenants. Each and all of the agreements and covenants of Maplesville to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

 (c)    Certificates. Maplesville shall have delivered to SouthCrest (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the Maplesville Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SouthCrest and its counsel shall request.

 (d)   Opinion of Counsel. SouthCrest shall have received a written opinion from Miller, Hamilton, Snider & Odom, L.L.C., counsel to Maplesville, dated as of the Closing, in form reasonably satisfactory to SouthCrest, as to the matters set forth in Exhibit D hereto.

 (e)   Claims/Indemnification Letters. Each of the directors and officers of the Maplesville Companies shall have executed and delivered to SouthCrest letters in substantially the form of Exhibit A.

 (f)    280G Approval. If, in SouthCrest’s reasonable belief, any arrangement to which Maplesville is a party would be reasonably likely to give rise to or has given rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Internal Revenue Code, such amount shall have been approved by the Maplesville Shareholders in a manner which satisfies all of the applicable requirements of Section 280G(b)(5)(B)

9.3    Conditions to Obligations of Maplesville. The obligations of Maplesville to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Maplesville pursuant to Section 11.6(b) of this Agreement:

 (a)   Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of SouthCrest as set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of SouthCrest set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect). There shall not exist inaccuracies in the representations and warranties of SouthCrest set forth in this Agreement (excluding the representations and warranties set forth in Section 6.3) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on SouthCrest; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

 (b)   Performance of Agreements and Covenants. Each and all of the agreements and covenants of SouthCrest to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

 (c)   Certificates. SouthCrest shall have delivered to Maplesville (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by SouthCrest’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Maplesville and its counsel shall request.

 (d)   Opinion of Counsel. Maplesville shall have received an opinion of Powell Goldstein LLP, counsel to SouthCrest, dated as of the Effective Time, in form reasonably satisfactory to Maplesville, as to matters set forth in Exhibit E hereto.

ARTICLE 10
TERMINATION

10.1         Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Maplesville and SouthCrest respectively, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

 (a)   By mutual consent of the respective Boards of Directors of SouthCrest and Maplesville; or

 (b)   By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a breach by the other Parties of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of SouthCrest and Section 9.3(a) of this Agreement in the case of Maplesville; or

 (c)   By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Maplesville fail to vote their approval of this Agreement and the transaction contemplated hereby at the Maplesville Meeting where the transaction was presented to such shareholders for approval and voted upon; or

 (d)   By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 2007, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

 (e)   By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(d) of this Agreement; or

 (f)    By the Board of Directors of either Party in the event that the Board of Directors of the other Party shall have failed to reaffirm, following a written request by such Party for such reaffirmation after the other Party shall have received any inquiry or proposal with respect to an Acquisition Proposal, its approval of the Merger (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger; or

 (g)   By the Board of Directors of either Party in the event that the Adjusted Market Price of SouthCrest Common Stock is less than $20.00 or greater than $25.50, unless the parties have agreed in writing prior to the Closing Date to modify the Merger Consideration, such that, as a result thereof, each share of Maplesville Stock exchanged pursuant to the Merger will be converted into the right to receive an aggregate value equal to the value the holder of such Maplesville Stock would have received if the Adjusted Market Price were equal to $20.00 or $25.50, respectively.

10.2         Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, (ii) a termination pursuant to Sections 10.1(b) or 10.1(e) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination provided that such Liability shall be determined solely in accordance with the effect of Section 11.2(b) of this Agreement; and (iii) a termination pursuant to Section 10.1(f) shall not relieve the Party whose Board of Directors does not reaffirm its approval of the Merger Agreement from Liability for any loss incurred by the other Party as a result of such termination provided that such Liability shall be determined solely in accordance with the effect of Section 11.2(b) of this Agreement.

10.3          Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.6(b), 8.10, 8.11, 8.12, 8.13 and 8.14 of this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1          Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

“Adjusted Market Price” with respect to SouthCrest Common Stock shall mean the weighted average price per share of SouthCrest Common Stock on the NASDAQ Over the Counter Bulletin Board for the Measurement Period ending on the last day on which a trade is reported for SouthCrest Common Stock that is no less than five days prior to the Effective Date. In calculating the weighted average price, the closing price for each Share Traded Day shall be multiplied by the number of shares traded on such Share Traded Day, with the result divided by the total number of shares traded during the Measurement Period.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Allowance” shall mean the allowance for loan or credit losses for the periods set forth in Sections 5.9 and 6.7 of this Agreement.

“Alabama Code” shall mean the Alabama Business Corporation Act.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank” shall have the meaning set forth in the Preamble of this Agreement.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Closing” shall mean the closing of the transaction contemplated hereby, as described in Section 1.2 of this Agreement.

“Confidential Information” shall mean any data or information, which is material to a Party and not generally known by the public. Confidential Information shall include, but not be limited to, business opportunities of a Party, the details of this Agreement, the identity and addresses of customers of such Party, the whole or any portion or phase of any scientific or technical information, design process, procedure, formula or improvement that is valuable and secret and which is defined as a “trade secret” under Georgia law pursuant to the Georgia Trade Secrets Act.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of control or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

“Effective Time” shall mean the date and time at which the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia.

“Environmental Laws” shall mean all federal, state, municipal and local laws, statutes, orders, regulations, decrees, resolutions, proclamations, permits, licenses, approvals, authorizations, consents, judgments, judicial decisions and other governmental requirements, limitations and standards relating to the environment, health and safety issues, including, without limitation, the manufacture, generation, use, processing, treatment, recycling, storage, handling, “Release” (as hereinafter defined), investigation, removal, remediation and cleanup of or other corrective action for “Hazardous Materials” (as hereinafter defined), exposure to Hazardous Materials and personal injury, natural resource damage, property damage and interference with the use of property caused by or resulting from Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning provided in Sections 5.14 and 6.21 of this Agreement.

“ERISA Plan” shall have the meaning provided in Sections 5.14 and 6.21 of this Agreement.

“Exchange Ratio” shall mean the ratio formed by the number of shares of SouthCrest Common Stock Maplesville shareholders will receive for each share of Maplesville Common Stock as set forth herein to one.

“Exhibits” A through E, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code.

“Hazardous Materials” shall mean all hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic and volatile substances, materials, compounds, chemicals and waste, and all other industrial waste, sanitary waste, pollutants and contaminants, and all constituents thereof, including, without limitation, petroleum hydrocarbons, asbestos-containing materials, lead-based paints and all substances, materials, wastes, chemicals, compounds, contaminants and pollutants regulated or addressed by Environmental Laws.

“IRS” shall mean the Internal Revenue Service.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person shall mean the actual knowledge, after reasonable inquiry, of the President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, or any Executive Vice President of such Person.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute and all Environmental Laws applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party; and (iv) Liens which have been Previously Disclosed.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, request for information, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it) or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Property” shall mean any property owned, leased or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Maplesville Benefit Plans” shall have the meaning set forth in Section 5.14 of this Agreement.

“Maplesville Common Stock” shall mean the Ten Dollar ($10.00) par value common stock of Maplesville.

“Maplesville Companies” shall mean, collectively, Maplesville and Bank.

“Maplesville Financial Advisor” shall mean DD&F Consulting.

“Maplesville Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Maplesville as of March 31, 2006 and as of December 31, 2005, 2004 and 2003, and the related statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2006 and 2005 and each of the three fiscal years ended December 31, 2005, 2004 and 2003, as prepared by Maplesville, and (ii) the consolidated statements of condition of Maplesville (including related notes and schedules if any) and related statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) filed with respect to periods ended subsequent to March 31, 2006.

“Maplesville Meeting” shall mean the special meeting of the shareholders of Maplesville or any adjournment thereof to vote on the matters set forth in the Proxy Statement.

“Maplesville Preferred Stock” shall mean the Ten Dollar ($10.00) par value preferred stock of Maplesville.

“Maplesville Regulatory Report” shall mean any form, report, or document either (i) filed or required to be filed by Maplesville or Bank or both with any Regulatory Authority, or (ii) received by Maplesville or Bank or both from any Regulatory Authority.

“Maplesville Stock” shall mean the Maplesville Common Stock and Maplesville Preferred Stock.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change, condition or occurrence which has a Material adverse impact on (i) the financial position, business or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) the transactions, expenses and fees contemplated hereby and compliance with the provisions of this Agreement on the operating performance of the Parties, or (e) changes in economic or other conditions, including the interest rate environment, affecting the banking industry in general.

“Measurement Period” shall mean the greater of (i) ten Share Traded Days and (ii) sufficient Share Traded Days such that the aggregate volume of shares of SouthCrest Common Stock that change hands between a buyer and a seller as reported on the NASDAQ website on the Share Traded Days is at least 40,000 shares. The 40,000 share aggregate volume figure represents 80,000 individual transactions in SouthCrest’s Common Stock.

“Merger” shall mean the merger of Maplesville with and into SouthCrest referred to in the Preamble of this Agreement.

“Merger Consideration” shall mean the aggregate consideration to be received for all of the shares of Maplesville Common Stock.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either Maplesville or SouthCrest, and “Parties” shall mean Maplesville and SouthCrest.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“Previously Disclosed” shall mean information delivered in writing prior to the date of this Agreement in the manner and to the Party or counsel described in Section 11.8 of this Agreement or to the Party’s Financial Advisor in response to its due diligence request describing in reasonable detail the matters contained therein or identifying the information disclosed; provided that in the case of Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition.

“Proxy Statement” shall mean the Proxy Statement used by Maplesville to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

“Registration Statement” shall mean the registration statement on Form S-3 (or any subsequent form adopted by the SEC to replace or supersede Form S-3), including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SouthCrest under the 1933 Act with respect to all the shares of SouthCrest Common Stock to be issued to the shareholders of Maplesville in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Alabama State Banking Department, the Georgia Department of Banking and Finance, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, NASD and the SEC.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment or disposing into or migration within the environment.

“Representatives” shall have the meaning set forth in Section 8.8.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall mean all forms, proxy statements, reports, registration statements, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws or similar requirement of any Regulatory Authority.

“Securities Laws” shall mean the 1933 Act, the Securities Exchange Act of 1934, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Share Traded Day” shall mean a day on which a trade in SouthCrest Common Stock is reported on the NASDAQ Over the Counter Bulletin Board.

“Subsidiaries” shall mean all those corporations, banks, association, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Surviving Corporation” shall mean SouthCrest as the surviving corporation resulting from the Merger.

“Tax” or“Taxes” shall mean all federal, state, county, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including interest and penalties thereon or additions with respect thereto.

“Taxable Period” shall mean any period prescribed by any governmental authority, including the United States or any state, local or foreign government or subdivision or agency thereof for which a Tax Return required to be filed or Tax is required to be paid.

“Tax Return” shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“SouthCrest Benefit Plans” shall have the meaning set forth in Section 6.21 of this Agreement.

“SouthCrest Common Stock” shall mean the no par value common stock of SouthCrest.

“SouthCrest Companies” shall mean, collectively, SouthCrest and all SouthCrest Subsidiaries.

“SouthCrest Financial Statements” shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of SouthCrest as of March 31, 2006, and as of December 31, 2005, 2004 and 2003, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2006 and 2005, and for each of the three years ended December 31, 2005 as filed by SouthCrest in SEC Documents and (ii) the consolidated statements of condition of SouthCrest (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 2006.

“SouthCrest Subsidiaries” shall mean the subsidiaries of SouthCrest.

11.2          Expenses.

 (a)   General. Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial advisors or other consultants, investment bankers, accountants, and counsel except that SouthCrest shall bear and pay the filing fees payable in connection with the Registration Statement and one-half of the printing costs incurred in connection with the printing of the Proxy Statement.

 (b)   Breach by either Party or Fiduciary Duty Termination. In addition to the foregoing, if prior to the Effective Time, this Agreement is terminated by either Party as a result of (i) the other Party’s willful breach of such Party’s representations, warranties or agreements set forth herein of this Agreement or (ii) the failure of the other Party’s Board of Directors to reaffirm its approval of the Merger pursuant to Section 10.1(f), such Party shall pay to the non-breaching Party or Party requesting the reaffirmation as its sole and exclusive remedy resulting from such termination, an amount in cash equal to $500,000, which sum represents compensation for the loss incurred by the Party requesting the reaffirmation as the result of the transactions contemplated by this Agreement not being consummated.

11.3          Brokers and Finders. Each Party represents and warrants to the other Party that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby, except for DD&F Consulting Group, which has been retained by Maplesville pursuant to the agreement previously disclosed to SouthCrest. In the event of a claim by any other broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by any Party, such Party shall indemnify and hold the other Party harmless of and from any Liability in respect of any such claim and increase or decrease the Merger Consideration, as the case may be, by an amount equal to such claim as determined by the non-breaching Party.

11.4          Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transaction contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.5          Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; whether before or after shareholder approval of the Merger has been obtained provided, however, that after any such approval by the holders of Maplesville Stock, there shall be made no amendment decreasing the consideration to be received by Maplesville shareholders without the further approval of such shareholders.

11.6          Waivers.

 (a)   Prior to or at the Effective Time, SouthCrest, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Maplesville, to waive or extend the time for the compliance or fulfillment by Maplesville of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of SouthCrest under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SouthCrest.

 (b)   Prior to or at the Effective Time, Maplesville, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SouthCrest, to waive or extend the time for the compliance or fulfillment by SouthCrest of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of Maplesville under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Maplesville.

 (c)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7         Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8          Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

SouthCrest:	SouthCrest Financial Group, Inc.
600 North Glynn St.
Fayetteville, GA 30214
(770) 461-2701 - FAX
Attn: Douglas J. Hertha

Copy to Counsel:	Powell Goldstein LLP
One Atlantic Center
Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, GA 30309-3488
(404) 572-6999 - FAX
Attn: Walter G. Moeling, IV and Robert D. Klingler

Maplesville:	Maplesville Bancorp
P.O. Box 39
Maplesville, AL 36750
(334) 366-5278 - FAX
Attn: Harvey N. Clapp

Copy to Counsel:	Miller, Hamilton, Snider & Odom, L.L.C.
1 Commerce Street
Suite 305
Montgomery, Al 36104
(334) 265-4533 - FAX
Attn: Hugh C. Nickson, III

Miller, Hamilton, Snider & Odom, L.L.C.
Suite 1920
100 Colony Square
1175 Peachtree Street, NE
Atlanta, GA 30361
(404) 602-3777 - FAX
Attn: H. Gary Pannell

11.9          Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia.

11.10        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11       Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12        Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity other than for willful breach of a Party’s representations, warranties or agreements as provided for in Section 11.2(b) of this Agreement.

11.13       Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.14        Interpretation of Agreement. The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and that this document has been reviewed, negotiated and accepted by all parties and their respective counsel, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

“MAPLESVILLE”

ATTEST:	MAPLESVILLE BANCORP

/s/ Clement M. Clapp	/s/ Harvey N. Clapp
Clement M. Clapp, Secretary	Harvey N. Clapp, Chairman and President

(CORPORATE SEAL)

“SOUTHCREST”

ATTEST:	SOUTHCREST FINANCIAL GROUP, INC.

/s/ Douglas J. Hertha	/s/ Daniel W. Brinks
Douglas J. Hertha, Secretary	Daniel W. Brinks, Chairman

(CORPORATE SEAL)
/s/ Larry T. Kuglar
Larry T. Kuglar, President